TherapeuticsMD, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

TherapeuticsMD Announces Second Quarter 2015 Financial Results

– Completed Enrollment of 700 Patients in Phase 3 Rejoice Trial; Topline Data

Anticipated in Fourth Quarter of 2015 –

– Patient Recruitment for Phase 3 Replenish Trial Advancing; Enrollment Completion Expected during Second Half of 2015 -

– Management to Host Conference call Today at 4:30 p.m. EDT –

BOCA RATON, Fla. – August 6, 2015 – TherapeuticsMD, Inc. (NYSE MKT: TXMD), an innovative women’s healthcare company, today announced its second quarter financial results for the period ended June 30, 2015.

Second Quarter and Recent Developments

•	Net revenue for the company’s prescription prenatal vitamin business increased to approximately $4.8 million for the second quarter of 2015 compared with approximately $3.8 million for the second quarter of 2014.
•	Net loss was approximately $27.2 million for the second quarter of 2015, compared with approximately $10.9 million for the second quarter of 2014, reflecting costs associated with the company’s continued enrollment of patients in two phase 3 clinical trials for its novel hormone therapy product candidates.
•	Completed patient enrollment in the Rejoice Trial, a phase 3 clinical trial of TX-004HR (estradiol in VagiCap™), an applicator-free vaginal estradiol product candidate for the treatment of moderate to severe pain during sexual intercourse (dyspareunia), a symptom of vulvar and vaginal atrophy (VVA) due to menopause.
•	Continued recruitment of patients for the Replenish Trial, a phase 3 clinical trial of TX-001HR, a combination estradiol and progesterone product candidate, for the treatment of moderate to severe vasomotor symptoms due to menopause.
•	Ended the quarter with $67.2 million in cash and no debt.
•	Completed an underwritten public offering of common stock in July 2015 that resulted in net proceeds to the company of approximately $32.2 million.
•	Grew the company’s intellectual property portfolio to a current total of 111 patent filings, of which 61 were filed in international jurisdictions, including three allowed and 11 issued U.S. patents.
•	Supported scientific abstracts and presentations at meetings of the American College of Obstetricians and Gynecologists (ACOG) and the European Society of Menopause and Andropause.
•	Continued to develop relationships with key medical and industry organizations.

“We are very pleased with our progress during the second quarter, most notably completion of enrollment in our 700-patient Rejoice Trial of TX-004HR for the treatment of moderate to severe dyspareunia as a symptom of VVA due to menopause, and ongoing recruitment of patients for the phase 3 Replenish Trial of TX-001HR, our combination estradiol and progesterone product candidate,” said TherapeuticsMD CEO Robert G. Finizio. “We are also focused on building alliances with key medical and industry organizations in order to generate awareness and knowledge of the unmet medical needs among menopausal and post-menopausal women.”

Summary of Second Quarter Financial Results

Net revenue for the second quarter of 2015 totaled approximately $4.8 million compared with net revenue of approximately $3.8 million for the prior year’s quarter, an increase of approximately 29 percent year over year. Revenue growth during the second quarter was primarily driven by increased sales of the company’s prenatal vitamin products and an increase in the average net sales price of the company’s products.

Cost of goods sold increased to approximately $1.0 million for the three months ended June 30, 2015, compared with approximately $0.9 million in the prior year’s quarter.

Total operating expenses for the second quarter of 2015 included research and development (R&D) expenses and sales, general and administrative expenses (SG&A). R&D expenses for the second quarter of 2015 were approximately $24.2 million compared with approximately $8.2 million for the prior year’s quarter, reflecting costs of the company’s two ongoing phase 3 clinical trials for its novel hormone therapy products in development, including completion of enrollment in the Rejoice Trial, as well as scale-up and manufacturing activities. SG&A expenses for the second quarter of 2015 were approximately $6.9 million compared with approximately $5.5 million for the second quarter of 2014, primarily as a result of increased non-cash compensation, legal, director and insurance expenses.

Non-operating income remained insignificant and unchanged for both the second quarter of 2015 and 2014 and included miscellaneous and interest income for both periods.

Net loss for the second quarter of 2015 was approximately $27.2 million, or $0.16 per basic and diluted share, compared with approximately $10.9 million, or $0.07 per basic and diluted share, for the second quarter of 2014.

At June 30, 2015, TherapeuticsMD had cash on hand of approximately $67.2 million, compared with approximately $51.4 million at December 31, 2014. In July 2015, the company completed an underwritten public offering of shares of its common stock in which the net proceeds to the company were approximately $32.2 million.

Conference Call Today

As previously announced, TherapeuticsMD will host a conference call today to discuss these financial results and provide a business update. Details for the call and webcast are:

Date: Thursday, August 6, 2015

Time: 4:30 p.m. EDT

Telephone Access (US): 866-665-9531

Telephone Access (International): 724-987-6977

Access Code for All Callers: 83546010

Additionally, a live webcast can be accessed on the company’s website, www.therapeuticsmd.com, under the “Investor” section.

About TherapeuticsMD, Inc.

TherapeuticsMD, Inc. is an innovative healthcare company focused on developing and commercializing products exclusively for women. With its patented SYMBODA™ technology, TherapeuticsMD is developing advanced hormone therapy pharmaceutical products to enable delivery of bio-identical hormones through a variety of dosage forms and administration routes. The company’s clinical development pipeline includes two phase 3 products. The company also manufactures and distributes branded and generic prescription prenatal vitamins as well as over-the-counter vitamins under the vitaMedMD® and BocaGreenMD® brands. More information is available at the following websites: www.therapeuticsmd.com, www.vitamedmd.com, www.vitamedmdrx.com and www.bocagreenmd.com.

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: the company’s ability to maintain or increase sales of its products; the company’s ability to develop and commercialize its hormone therapy drug candidates and obtain additional financing necessary therefor; the length, cost and uncertain results of the company’s clinical trials; the potential of adverse side effects or other safety risks that could preclude the approval of the company’s hormone therapy drug candidates; the company’s reliance on third parties to conduct its clinical trials, research and development and manufacturing; the availability of reimbursement from government authorities and health insurance companies for the company’s products; the impact of product liability lawsuits; the influence of extensive and costly government regulation; the volatility of the trading price of the company’s common stock and the concentration of power in its stock ownership. PDF copies of the company’s historical press releases and financial tables can be viewed and downloaded at its website: www.therapeuticsmd.com/pressreleases.aspx.

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Contacts

Investors:

Dan Cartwright
Chief Financial Officer

561-961-1900

Dan.Cartwright@TherapeuticsMD.com

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)

ASSETS
Current Assets:
Cash	$67,245,698	$51,361,607
Accounts receivable, net of allowance for doubtful accounts of $90,520 and $59,753, respectively	3,313,518	2,154,217
Inventory	1,248,719	1,182,113
Other current assets	1,154,213	1,537,407
Total current assets	72,962,148	56,235,344

Fixed assets, net	64,604	63,293

Other Assets:
Prepaid expense	1,233,740	1,427,263
Intangible assets	1,293,776	1,228,588
Security deposit	125,000	125,000
Total other assets	2,652,516	2,780,851
Total assets	$75,679,268	$59,079,488

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,818,618	$6,327,129
Other current liabilities	5,887,902	3,840,639
Deferred revenue	—	522,613
Total current liabilities	11,706,520	10,690,381

Long-Term Liabilities:
Accrued expense	967,286	—
Total liabilities	12,673,806	10,690,381

Commitments and Contingencies

Stockholders' Equity:
Preferred stock - par value $0.001; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.001; 350,000,000 and 250,000,000 shares authorized, respectively; 173,037,653 and 156,097,019 shares issued and outstanding, respectively	173,038	156,097
Additional paid in capital	245,703,962	182,982,846
Accumulated deficit	(182,871,538)	(134,749,836)
Total stockholders' equity	63,005,462	48,389,107
Total liabilities and stockholders' equity	$75,679,268	$59,079,488

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues, net	$4,847,934	$3,751,778	$9,322,983	$6,582,311

Cost of goods sold	1,033,089	892,956	2,076,730	1,723,663

Gross profit	3,814,845	2,858,822	7,246,253	4,858,648

Operating expenses:
Sales, general, and administration	6,865,442	5,537,164	13,029,054	10,566,661
Research and development	24,190,714	8,234,641	42,367,549	14,142,719
Depreciation and amortization	14,280	14,094	27,852	27,162
Total operating expense	31,070,436	13,785,899	55,424,455	24,736,542

Operating loss	(27,255,591)	(10,927,077)	(48,178,202)	(19,877,894)

Other income (expense):
Miscellaneous income	25,585	18,579	44,098	37,151
Interest income	2,560	9,238	12,402	18,392
Financing costs	—	—	—	(260,027)
Total other income (expense)	28,145	27,817	56,500	(204,484)

Loss before taxes	(27,227,446)	(10,899,260)	(48,121,702)	(20,082,378)

Provision for income taxes	—	—	—	—

Net loss	$(27,227,446)	$(10,899,260)	$(48,121,702)	$(20,082,378)

Net loss per share, basic and diluted	$(0.16)	$(0.07)	$(0.29)	$(0.14)

Weighted average number of common shares outstanding	172,782,264	145,485,505	168,734,760	145,253,818

THERAPEUTICSMD, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2015	June 30, 2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(48,121,702)	$(20,082,378)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	14,248	15,591
Amortization of intangible assets	13,604	11,570
Provision for doubtful accounts	30,767	1,393
Stock based compensation	2,052,549	2,268,599
Amortization of deferred financing costs	—	260,027
Stock based expense for services	916,262	481,024
Changes in operating assets and liabilities:
Accounts receivable	(1,190,068)	(475,378)
Inventory	(66,606)	(409,376)
Other current assets	383,194	(460,512)
Other assets	(12,410)	(18,392)
Accounts payable	(508,511)	216,040
Deferred revenue	(522,613)	(314,784)
Accrued expenses and other current liabilities	2,047,264	(271,771)
Other long-term liabilities	967,286	—

Net cash flows used in operating activities	(43,996,736)	(18,778,347)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(78,792)	(213,089)
Purchase of property and equipment	(15,559)	(30,962)
Refund of security deposit	—	10,686

Net cash flows used in investing activities	(94,351)	(233,365)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock, net of costs	59,117,827	—
Proceeds from exercise of options	491,351	287,288
Proceeds from exercise of warrants	366,000	87,000

Net cash flows provided by financing activities	59,975,178	374,288

Increase (decrease) in cash	15,884,091	(18,637,424)
Cash, beginning of period	51,361,607	54,191,260
Cash, end of period	$67,245,698	$35,553,836

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—